Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8) filed by RetailMeNot, Inc. with the Securities and Exchange Commission on the date set forth below and File No. 333-195843 pertaining to the 2013 Employee Stock Purchase Plan and the 2013 Equity Incentive Plan of RetailMeNot, Inc., and the Registration Statement (Form S-8) File No. 333-190465 pertaining to the 2007 Stock Plan, the 2013 Employee Stock Purchase Plan, and the 2013 Equity Incentive Plan of RetailMeNot, Inc. of our reports dated February 25, 2015 with respect to the consolidated financial statements of RetailMeNot, Inc. and the effectiveness of internal control over financial reporting of RetailMeNot, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

May 20, 2015